Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED JUNE 30, 2017

Second Quarter Highlights

•	Purchased $210.2 million of re-performing mortgage loans (“RPL”) with an aggregate unpaid principal balance (“UPB”) of $249.0 million and underlying collateral value of $357.7 million; and originated $1.7 million of small-balance commercial mortgage loans (“SBC”) to end the quarter with $1,044.7 million of mortgage loans with an aggregate UPB of $1,257.1 million.
•	Issued $87.5 million of Convertible senior notes and a net increase in secured debt of $98.1 million.
•	Portfolio interest income of $21.7 million; net interest income of $12.4 million.
•	Net income attributable to common stockholders of $6.9 million.
•	Basic earnings per share (“EPS”) of $0.38.
•	Taxable income of $0.39 per share.
•	Book value per share of $15.49 at June 30, 2017.
•	$42.0 million of cash and cash equivalents at June 30, 2017.

New York, NY—August 1, 2017 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter ended June 30, 2017. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties, and, to a lesser extent, non-performing mortgage loans (“NPL”). In addition to our continued focus on residential RPLs, we intend to increase our acquisitions and originations of SBCs secured by multi-family residential and commercial mixed use retail/residential properties.

Financial Results (Unaudited)

($ in thousands except per share amounts)

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Interest income	$21,721	$20,807	$19,723	$18,707	$16,378
Total revenue(1)	$13,105	$13,667	$10,969	$11,619	$10,688
Consolidated net income	$7,102	$8,698	$6,163	$7,887	$6,861
Net income per diluted share	$0.36	$0.46	$0.33	$0.42	$0.42
Average equity	$288,884	$284,872	$280,213	$279,222	$248,195
Average total assets	$1,050,108	$952,112	$883,621	$814,426	$671,275
Average daily cash balance(2)	$47,705	$35,513	$32,759	$50,572	$39,043
Average carrying value of RPLs(3)	$917,646	$806,982	$751,801	$653,699	$539,701
Average carrying value of NPLs(3)	$49,530	$53,975	$59,365	$63,778	$68,205
Average debt balance	$775,717	$669,938	$615,103	$537,279	$433,595

(1)	Total revenue includes net interest income, income from investments in our manager and other income.
(2)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(3)	Average daily balances for RPLs and NPLs exclude balances for two SBC loans, and four SBC loans we originated in the three and six months ended June 30, 2017, respectively.

Consolidated net income decreased $1.6 million for the quarter ended June 30, 2017 compared to the quarter ended March 31, 2017, primarily due to higher interest expense resulting from our issuance of $87.5 million in Convertible senior notes, partially offset by higher interest income on our increased loan portfolio. We also recorded a $0.2 million charge on the early exinguishment of debt from calling our 2015-A securitization and $0.6 million in impairments on REO. We continue to see a steady transition of NPLs to REO from the NPLs we purchased in the second half of 2014 and the first half of 2015. The largest concentrations of REO held-for-sale remain in New Jersey, New York, Florida and Maryland.

We collected $44.5 million on our mortgage loan and REO portfolios (including our equity method investments) through payments, payoffs and sales of REO during the quarter and ended the second quarter with $42.0 million in cash and cash equivalents. Our purchased RPL portfolio continues to experience significantly lower than expected re-default rates and higher than expected pre-payments.

On April 25, 2017, we completed the public offer and sale of $87.5 million aggregate principal amount of our 7.25% Convertible senior notes due 2024. The notes bear interest at a rate of 7.25% per annum, payable quarterly. The notes will mature on April 30, 2024, unless earlier converted, redeemed or repurchased. The conversion rate initially equals 1.6267 shares of common stock per $25.00 principal amount of notes (equivalent to a conversion price of approximately $15.37 per share of common stock), a 17.5% premium over our stock price on the issue date of the notes. We used the net proceeds of the offering to acquire loan pools that we purchased in late May and June of 2017. We expect to securitize a majority of these loans in the third or fourth quarter of 2017. We intend to use the resulting net proceeds to acquire additional loan pools and thus generate additional interest income to offset the interest expense on the convertible notes.

On May 25, 2017, we completed our ninth securitization, Ajax Mortgage Loan Trust 2017-A.  An aggregate of $140.7 million of senior securities were issued in a private offering with respect to $216.4 million UPB of mortgage loans. We re-securitized $33.6 million of loans from the 2015-A securitization in the 2017-A transaction at a lower cost of funds and higher advance rate. Based on UPB, approximately 91.8% of these mortgage loans were RPLs and approximately 8.2% were NPLs. Net proceeds from the sale of the senior securities provided leverage of approximately 3.9 times the related equity.

We acquired $249.0 million UPB of RPLs and originated $1.7 million UPB of SBC loans during the quarter to end the period with $1,044.7 million of mortgage loans with an aggregate UPB of $1,257.1 million. Mortgage loans acquired during the second quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 45 days during the quarter.

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Portfolio Acquisitions

($ in thousands)

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016(1)	June 30, 2016
RPLs
Count	1,218	24	729	1,416	251
UPB	$249,000	$3,445	$145,720	$259,446	$70,262
Purchase price	$210,204	$3,143	$127,200	$216,225	$52,128
Purchase price % of UPB	84.4%	91.2%	87.3%	83.3%	74.2%

NPLs
Count	-	-	23	-	-
UPB	$-	$-	$3,590	$-	$-
Purchase price	$-	$-	$2,022	$-	$-
Purchase price % of UPB	-	-	56.3%	-	-

(1)	Includes 572 RPLs acquired for $78.2 million and aggregate UPB of $100.3 million sold to Ajax E Master Trust, an affiliate of the joint venture we established in March 2016.

The following table provides an overview of our portfolio at June 30, 2017 ($ in thousands):

No. of loans	5,866	Weighted average LTV(4)	91.9%
Total UPB	$1,257,055	Weighted average remaining term (months)	292.8
Interest-bearing balance	$1,166,406	No. of first liens	5,843
Deferred balance(1)	$90,649	No. of second liens	23
Market value of collateral(2)	$1,606,068	No. of rental properties	9
Price/total UPB(3)	79.0%	Market value of rental properties	$2,336
Price/market value of collateral	62.5%	Capital invested in rental properties	$1,969
Re-performing loans	94.9%	Price/market value of rental properties	84.3%
Non-performing loans	4.4%	No. of other REO	167
Originated SBC loans	0.7%	Market value of other REO	$39,876
Weighted average coupon	4.3%

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(2)	Market value of collateral as of most recent Broker Price Opinion; the dates of our Broker Price Opinions vary by loan status.
(3)	Our loan portfolio consists of fixed rate (59.4% of UPB), ARM (11.1% of UPB) and Hybrid ARM (29.5% of UPB) mortgage loans with original terms to maturity of not more than 40 years.
(4)	UPB as of June 30, 2017 divided by market value of collateral and weighted by the UPB of the loan.

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Subsequent Events

Since June 30, 2017, we purchased 88 RPLs with aggregate UPB of $28.8 million in two transactions from two different sellers. The loans were acquired at 80.4% of UPB and the estimated market value of the underlying collateral is $36.7 million. The purchase price equaled 63.1% of the estimated market value of the underlying collateral. We also acquired one SBC loan with UPB of $1.7 million. Our investment equaled 56.1% of the underlying collateral value of $3.0 million. The majority of the costs associated with these acquisitions were accrued as of June 30, 2017.

Additionally, we have agreed to acquire, subject to due diligence, 16 RPLs with aggregate UPB of $2.8 million in three transactions from three different sellers. The purchase price equals 86.8% of UPB and 65.0% of the estimated market value of the underlying collateral of $3.8 million. Any loans we purchase must meet our acquisition criteria, therefore there is no assurance that we will enter into a definitive agreement relating to these loans or, if such an agreement is executed, that we will actually close the acquisitions or that the terms will not change.

On July 24, 2017, our Board of Directors declared a dividend of $0.30 per share, which will be payable on August 30, 2017, to stockholders of record as of August 15, 2017.

On August 1, 2017, we issued 37,460 shares of our common stock to our manager, Thetis Asset Management LLC, in payment of the stock-based component of the management fee due for the second quarter of 2017 in a private transaction. The management fee expense associated with these shares was recorded as an expense in the second quarter of 2017.

On August 1, 2017, we issued each of our independent directors 605 shares of our common stock in payment of half of their quarterly director fees for the second quarter of 2017.

Conference Call

Great Ajax will host a conference call at 5:00 p.m. EST, Tuesday, August 1, 2017 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

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Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2016 filed with the SEC on March 2, 2017. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share amounts)

	Three months ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$21,721	$20,807	$19,723	$18,707
Interest expense	(9,293)	(7,651)	(7,582)	(6,941)
Net interest income	12,428	13,156	12,141	11,766

Income from investment in Manager	142	49	60	68
Other income (expense)	535	462	92	272
Total income	13,105	13,667	12,293	12,106

EXPENSE:
Related party expense - loan servicing fees	1,935	1,904	1,850	1,556
Related party expense - management fee	1,330	1,072	1,057	1,049
Loan transaction expense	442	525	248	100
Professional fees	507	480	348	315
Real estate operating expense	637	324	1,434	644
Other expense	886	663	634	537

Total expense	5,737	4,968	5,571	4,201
Loss on debt extinguishment	218	-	565	-
Income before provision for income tax	7,150	8,699	6,157	7,905
Provision for income tax (benefit)	48	1	(6)	18
Consolidated net income	7,102	8,698	6,163	7,887
Less: consolidated net income attributable to non-controlling interests	238	289	205	264
Consolidated net income attributable to common stockholders	$6,864	$8,409	$5,958	$7,623
Basic earnings per common share	$0.38	$0.46	$0.33	$0.42
Diluted earnings per common share	$0.36	$0.46	$0.33	$0.42
Weighted average shares – basic	18,008,499	17,976,710	17,958,517	17,937,079
Weighted average shares – diluted	23,026,679	18,791,231	18,766,938	18,664,586

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except per share amounts)

	(Unaudited)
ASSETS	June 30, 2017	December 31, 2016

Cash and cash equivalents	$42,040	$35,723
Cash held in trust	29	1,185
Mortgage loans(1)	1,044,745	869,091
Property held-for-sale, net(2)	28,278	23,882
Rental property, net	1,969	1,289
Investment in debt securities	6,303	6,323
Receivable from servicer	16,067	12,481
Investment in affiliate	1,862	4,253
Prepaid expenses and other assets	4,829	3,175
Total Assets	$1,146,122	$957,402

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1)	$522,706	$442,670
Borrowings under repurchase agreement	245,526	227,440
Convertible senior notes, net	82,083	-
Management fee payable	750	750
Accrued expenses and other liabilities	2,697	3,819
Total liabilities	853,762	674,679

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	-	-
Common stock $0.01 par value; 125,000,000 shares authorized, 18,169,424 shares issued and outstanding, and 18,122,387 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	182	181
Additional paid-in capital	248,803	244,880
Retained earnings	32,880	27,231
Accumulated other comprehensive loss	(131)	-
Equity attributable to common stockholders	281,734	272,292
Non-controlling interests	10,626	10,431
Total equity	292,360	282,723
Total Liabilities and Equity	$1,146,122	$957,402

(1)	Mortgage loans includes $699,566 and $598,643 of loans transferred to securitization trusts at June 30, 2017 and December 31, 2016, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp).
(2)	Property held for sale, net, includes valuation allowances of $1,304 and $1,620 at June 30, 2017, and December 31, 2016, respectively.

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